UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2006

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-49976 (Commission File Number)	46-0488111 (I.R.S. Employer Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On December 27, 2006, Alliance Bankshares Corporation (the Company) informed its employees and issued a press release announcing its intention to cease the mortgage banking operations conducted by its subsidiary, Alliance Home Funding, LLC. A copy of the company’s press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
The Company expects to wind up the existing Alliance Home Funding, LLC operations within the next 30 to 45 days. Management anticipates the Company will recognize a one-time charge of between $540,000 and $675,000 in the fourth quarter of 2006 in connection with this action. The after-tax impact of the one-time charge is expected to be between $350,000 and $450,000. The one-time charge is expected to have an impact on fourth quarter and full year 2006 diluted earnings per share of between $.05 and $.08. The one-time charge covers staff severance, systems charges, estimated subleasing costs and various other costs associated with the decision to exit the business.
The table below details by major type the estimated range of costs expected to be incurred in connection with this action:
Estimated Range of Exit Costs

Description	Low Estimate [1]	High Estimate [1]
Severance Costs	$40,000	$85,000
Software Charges	$265,000	$265,000
Computer & Equipment Charges	$15,000	$25,000
Lease termination costs	$150,000	$200,000
Other transactional costs	$25,000	$50,000
Other miscellaneous costs	$45,000	$50,000

Total estimated exit costs on a pre-tax basis	$540,000	$675,000

Total estimated after-tax impact	$350,000	$450,000

[1]	The estimated range of costs listed above includes both cash and non-cash expenditures. The estimated portion of the exit costs that will result in future cash expenditures ranges between $260,000 and $325,000.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          99.1 Alliance Bankshares Corporation press release dated December 27, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation
(Registrant)
By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial Officer

Date: December 27, 2006